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             ALLMERICA FINANACIAL LIFE INSURANCE AND ANNUITY COMPANY

                       ENHANCED DEATH BENEFIT "EDB" RIDER

OVERVIEW:

The EDB Rider ("Rider") is an optional rider the Owner has selected. It provides an enhanced Death Benefit, which guarantees [6%] growth, has an investment cap and provides a ratchet.

APPLICABILITY:

The Rider is made a part of the contract to which it is attached and is effective on the issue date.

BENEFIT:

The "Death Benefit" provision on [page XX] of the contract is replaced by the following:

I. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and before his/her [80th] birthday, the Death Benefit will be the greatest of:

         (a) the Accumulated Value on the Effective Valuation Date increased for any positive Market Value Adjustment ("MVA");

         (b) gross payments accumulated daily at the "EDB Effective Annual Yield" shown on the Specifications page, starting on the Effective Valuation Date of each gross payment and ending on the date of death, proportionately reduced for subsequent withdrawals; and

         (c) the highest Accumulated Value on any contract anniversary prior to the date of death, as determined after being increased for any positive MVA and subsequent payments and proportionately reduced for subsequent withdrawals.

Investment Cap - The value determined in section (b) above cannot exceed [200%] of the total of gross payments, proportionately reduced for subsequent withdrawals.

II. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date but after his/her [80th] birthday, the Death Benefit will be the greater of:

         (a) the Accumulated Value on the Effective Valuation Date increased for any positive MVA; or

         (b) the Death Benefit, as calculated under Section I., that would have been payable on the contract anniversary prior to the deceased's [80th] birthday, increased for subsequent payments and proportionately reduced for subsequent withdrawals.


FORM 3286-00

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PROPORTIONATE REDUCTION:

Sections I.(b), I.(c) and II.(b) refer to a proportionate reduction. This proportionate reduction is calculated by multiplying the (b) or (c) value, whichever is applicable, determined immediately prior to the withdrawal by the following:

                            AMOUNT OF THE WITHDRAWAL
                            -------------------------
         Accumulated Value determined immediately prior to the withdrawal

CHARGE FOR BENEFIT:

While this Rider is in effect, the Company will assess the EDB Charge (see the Specifications page).

TERMINATION:

This Rider will terminate on the earliest of the following:

         (a) the Annuity Date;

         (b) when a Death Benefit is payable and the contract is not continued under a spousal takeover; or

         (c) surrender of the contract.




                    Signed for the Company at Dover, Delaware



         President                                                Secretary



FORM 3286-00